Exhibit 23.1

Padgett Statemann

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-1 of Littlefield Corporation of our report dated March 25, 2011, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Littlefield Corporation for the years ended December 31, 2010 and 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Padgett, Stratemann & Co.

Padgett, Stratemann & Co., L.L.P.
San Antonio, Texas
July 27, 2011

SAN ANTONIO	AUSTIN
100 N.E. LOOP 41O, SUITE 1100	811 BARTON SPRINGS ROAD, SUITE 550	TOLL FREE: 800 879 4966
SAN ANTONIO, TEXAS 78216	AUSTIN, TEXAS 78704	WEB: PADGETT-CPA.COM
210 828 6281	512 476 0717